                                                                    EXHIBIT 99.1

(CHS LOGO)      COMMUNITY HEALTH
                SYSTEMS, INC.



                       COMMUNITY HEALTH SYSTEMS ANNOUNCES
              NEW 5 MILLION SHARE OPEN MARKET SHARE REPURCHASE AND
             CALLS FOR REDEMPTION OF ITS REMAINING CONVERTIBLE NOTES

         BRENTWOOD, Tenn. -- (December 16, 2005) -- Community Health Systems, Inc. (NYSE: CYH) today announced its Board of Directors has approved a new open market share repurchase program for up to five million (5,000,000) shares of the Company's Common Stock and that it is redeeming the balance of the outstanding principal amount of its convertible notes.

         The open market repurchase program will follow an existing share repurchase program for up to five million (5,000,000) shares of the Company's Common Stock, which program was initiated on January 14, 2003 and will terminate on January 13, 2006. As of November 14, 2005, the Company has purchased 3,029,700 shares of its Common Stock at a total cost of $94,555,735 (including commissions) pursuant to that program.

         The new open market repurchase program will commence upon the expiration of the existing open market repurchase program and will terminate on the earlier to occur of the purchase of an aggregate of five million (5,000,000) shares of Common Stock under the new open market stock repurchase program, not to exceed total purchases of $200,000,000, or January 13, 2009. The Company had approximately 92,993,865 million shares outstanding as of December 15, 2005.

         The company also announced its election to call for redemption all of its remaining outstanding 4.25% Convertible Subordinated Notes due 2008 on January 17, 2006. As of today there are $136,624,000 in aggregate principal amount of the Notes outstanding. The redemption price is 101.821% of the principal amount of the Notes, or $1,018.21 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to the redemption date.

         Prior to the close of business on January 13, 2006, holders may elect to convert their Convertible Notes into shares of the Company's common stock, par value $.01, at a conversion price of $33.50 per share, or 29.8507 shares for each $1,000 principal amount of the Notes. On December 16, 2005, the last reported sale price of the Company's common stock on the New York Stock Exchange was $39.05 per share.

         The Convertible Notes became redeemable in full on October 15, 2005. However, the restricted payment covenant in the Indenture for the Company's 6.50% Senior Notes due 2012 limits the amount of cash available to redeem the Convertible Notes in full. This call for redemption follows the Company's November 14, 2005 call for redemption of $150.0 million in principal amount of the Convertible Notes. At the conclusion of the first call for redemption, $288,000 in principal amount of the Convertible Notes were redeemed. Prior to the redemption date, $149,712,000 of the Convertible Notes called for redemption, plus an additional $876,000 of the Convertible Notes, were converted by the holders into 4,495,083 shares of the Company's common stock, $.01 par value per share.

         A notice of redemption for the redemption announced today has been sent by Wachovia Bank, National Association (successor trustee to First Union National Bank), the trustee, paying agent, and conversion agent for the Convertible Notes, to all registered holders of the Convertible Notes. Copies of this notice and additional information related to redemption or conversion may be obtained from Wachovia Bank, National Association, Attention: Corporate Trust Group, 230 4th Avenue North, 7th Floor, Nashville, TN 37219 or by calling Caroline Oakes at 615/525-2309.

         Located in the Nashville, Tennessee, suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the company currently owns, leases or operates 71 hospitals in 21 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

Statements contained in this news release regarding expected stock transactions, financings operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###

Investor Contact:  W. Larry Cash
                   Executive Vice President
                     and Chief Financial Officer
                   (615) 373-9600